EXHIBIT 10.8

Gray Television, Inc.

Description of Annual Incentive Plan Structure

The Compensation Committee (the “Committee”) of the board of directors of the Company, has established an incentive compensation program that is designed to provide opportunities for the Company’s executive officers to receive annual cash incentive compensation awards based upon achieving certain pre-established targets for Company performance. The target opportunities are based on the achievement of certain performance metrics, and are generally established each year as a percentage of each executive officer’s base salary. Such metrics may vary from year to year, but are generally chosen from those the Committee deems appropriate to motivate the Company’s executive officers towards the achievement of performance objectives that are in the Company’s best interests, such as revenues, “net operating profit” (calculated as net revenue less broadcast expense and corporate and administrative expense) and/or broadcast cash flow (as defined in the Non-GAAP reconciliations published by the Company). The incentive opportunities generally range between a threshold of 17.5% and a maximum of 90% of an executive officer’s base salary, depending on the level of satisfaction of the relevant metrics.

As part of the annual incentive plan, the Committee generally establishes threshold (minimum), target and maximum levels of performance for each metric, with a weighting of the total incentive opportunity assigned to each of the metrics as follows: (i) 25% for revenue goals, (ii) 25% for net operating profit goals and (iii) 50% for broadcast cash flow goals. Target performance goals are developed based on internal company budgets and forecasts. If actual Company performance for any of the metrics above is less than 95% of the “target” amount of such metrics, no payment would be made for that metric. If actual performance is between 95% and 100% of target performance, awards would be paid on a scale of 50% to 100% of each executive officer’s target opportunity. If actual performance exceeds 100% and is less than or equal to 110% of target performance, awards would be payable on a scale from 100% to 150% of an executive officer’s target opportunity, in each case based on linear interpolation of actual results. The maximum award payable for any single metric is 150% of an executive officer’s target opportunity for that metric. If the threshold measure is not achieved, then no payment would be made for the associated metric.

The Committee reviews performance at the conclusion of each fiscal year and determines the actual incentive payments earned based upon achieving the relevant metrics. In addition, as a part of the incentive plan structure, the Committee retains the discretion to adjust any amount that would have been payable based on the achievement of the pre-established metrics, or to make other discretionary cash bonus payments, in either case, based upon the Company’s or an individual executive officer’s performance.